                                                                      Exhibit 12

                       Morgan Stanley Dean Witter & Co.

                      Ratio of Earnings to Fixed Charges
     and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                             (Dollars in millions)


                                             Three Months Ended         Nine Months Ended              Fiscal Year
                                        ---------------------------   ---------------------   -----------------------------
                                         August 31       August 31     August 31  August 31
                                            2000           1999           2000      1999       1999       1998      1997
                                        ---------------------------   ---------------------   -----------------------------
Ratio of Earnings to Fixed Charges

Earnings:
  Income before income taxes(1)             $1,910          $1,563       $6,637     $5,093       $7,728    $5,385    $4,274
  Add: Fixed charges, net                    5,283           3,215       13,704      9,429       12,725    13,614    10,898
                                        ----------       ---------     --------   --------     --------  --------  --------
    Income before income taxes and
       fixed charges, net                   $7,193          $4,778      $20,341    $14,522      $20,453   $18,999   $15,172
                                        ==========       =========     ========   ========     ========  ========  ========

Fixed charges:
  Total interest expense                    $5,242          $3,184      $13,594     $9,341      $12,616   $13,514   $10,806
  Interest factor in rents                      41              31          110         88          109       100        92
                                        ----------       ---------     --------   --------     --------  --------  --------
    Total fixed charges                     $5,283          $3,215      $13,704     $9,429      $12,725   $13,614   $10,898
                                        ==========       =========     ========   ========     ========  ========  ========
Ratio of earnings to fixed charges             1.4             1.5          1.5        1.5          1.6       1.4       1.4

Ratio of earnings to Fixed Charges and
  Preferred Stock Dividends

Earnings:

  Income before income taxes(1)             $1,910          $1,563       $6,637     $5,093       $7,728    $5,385    $4,274
  Add: Fixed charges, net                    5,283           3,215       13,704      9,429       12,725    13,614    10,898
                                        ----------       ---------     --------   --------     --------  --------  --------
    Income before income taxes and
       fixed charges, net                   $7,193          $4,778      $20,341    $14,522      $20,453   $18,999   $15,172
                                        ==========       =========     ========   ========     ========  ========  ========
Fixed charges:
  Total interest expense                    $5,242          $3,184      $13,594     $9,341      $12,616   $13,514   $10,806
  Interest factor in rents                      41              31          110         88          109       100        92
  Preferred stock dividends                     14              18           42         53           72        87       110
                                        ----------       ---------     --------   --------     --------  --------  --------
    Total fixed charges and preferred
       stock dividends                      $5,297          $3,233      $13,746     $9,482      $12,797   $13,701   $11,008
                                        ==========       =========     ========   ========     ========  ========  ========

Ratio of earnings to fixed charges and
  preferred stock dividends                    1.4             1.5          1.5        1.5          1.6       1.4       1.4
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(1)1998 Income before income taxes does not include a cumulative effect of accounting change.

"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.
The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.